Exhibit 23.3


                               AUDITORS' CONSENT


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-8) pertaining to the Comcast Corporation Retirement-Investment Plan of Comcast Corporation and to the incorporation by reference therein of our report dated August 5, 1994, with respect to the combined financial statements of the U.S. Cable Television Operations of Maclean Hunter, Inc. as at December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991 incorporated by reference in Comcast Corporation's December 31, 1994 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young



October 4, 1995                                        Chartered Accountants
Toronto, Canada